EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Planet 13 Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	457(h)	1,276,093 (2)	$2.00 (3)	$2,552,186	0.0000927	$236.59
Equity	Common Shares, no par value	457(c) and 457(h)	2,591,936 (4)	$2.57 (5)	$6,661,276	0.0000927	$617.50
Equity	Common Shares, no par value	457(c) and 457(h)	18,136,866 (6)	$2.57 (7)	$46,611,746	0.0000927	$ 4,320.91
Total Offering Amounts					$55,825,208		$5,175.00
Total Fee Offsets (8)							—
Net Fee Due							$5,175.00

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, no par value (“Common Shares”) of Planet 13 Holdings Inc. (the “Registrant”) that become issuable under each of the Registrant’s 2018 Stock Option Plan (the “Stock Option Plan”) and 2018 Share Unit Plan, as amended (the “Share Unit Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Shares, as applicable.

(2)	Represents Common Shares issuable as of the date of this Registration Statement upon exercise of stock options granted pursuant to the Stock Option Plan.

(3)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $2.00 per share for outstanding stock options as converted from Canadian dollars (“C$”) of C$2.50 to United States dollars based on the foreign exchange rate (USD$1.00-C$1.2496) as published by the Bank of Canada on March 31, 2022.

(4)	Represents Common Shares issuable as of the date of this Registration Statement upon the vesting of restricted share units granted under the Share Unit Plan.

(5)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of an assumed price of $2.57 per share, which is the average of the high and low prices of the Registrant’s Common Shares as quoted on the OTCQX on March 31, 2022, which date is within five business days prior to filing this Registration Statement.

(6)	Represents the total Common Shares available for future issuance under the Stock Option Plan and the Share Unit Plan as of the date of this Registration Statement.

(7)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of an assumed price of $2.57 per share, which is the average of the high and low prices of the Registrant’s Common Shares as quoted on the OTCQX on March 31, 2022, which date is within five business days prior to filing this Registration Statement.

(8)	The Registrant does not have any fee offsets.